Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Context Therapeutics Inc. on Form S-8 (No. 333-260385) of our report dated March 23, 2022, on our audits of the consolidated financial statements of Context Therapeutics Inc. and Subsidiaries as of December 31, 2021 and 2020 and for the years then ended, included in this Annual Report on Form 10-K of Context Therapeutics Inc. for the year ended December 31, 2021.

/s/ CohnReznick LLP

Holmdel, New Jersey
March 23, 2022